EXHIBIT 10.17
                             DISTRIBUTION AGREEMENT


THIS AGREEMENT, made this 3rd day of October, 2002, between Advanced Knowledge, 17337 Ventura Boulevard #224, Encino, CA 91316 (hereinafter called Producer) and CRM Inc., 2215 Faraday Avenue, Carlsbad, California 92008-7215 (hereinafter called Distributor), sets forth the terms and conditions which the Distributor will market and distribute Producer's video based training programs.

1.       DISTRIBUTORSHIP

         1.1 Where as Distributor markets, sells and distributes video and printed materials to business and organizations. Producer hereby grants Distributor the right to promote, advertise and sell to qualified users its video Program(s) listed on the attached "Exhibit A", hereinafter referred to as the "Product." Distributor agrees to exercise diligent efforts in merchandising the Product in a manner mutually acceptable and profitable to the Parties.

         1.2 As used here in the term "Sale" shall include rental income, licensing and duplication fees as well.

         1.3 Producer shall retain all rights not specifically granted to Distributor.

2.       TERRITORY

         Producer hereby grants to Distributor non-exclusive right to sell and distribute Product to qualified users in the following countries:
         United States. Distributor acknowledges that Producer does engage in direct sales and will also engage other distributors.

3.       TERMS AND TERMINATION

         3.1 The term of this Agreement is for a period of one (1) year from the date if execution. This Agreement shall automatically renew itself each year after the initial one-year period. After the initial one-year period, either party may terminate the contract by giving one hundred twenty (120) day notice to the other by Certified Mail.

         3.2 In the event of any non-compliance to any of the terms of this Agreement, either party may terminate the contract by providing a one hundred twenty (120) day notice to the other by Certified Mail.

         3.3 Notwithstanding the foregoing, each party shall have the right to terminate this Agreement immediately by prior written notice if the other party becomes the subject of a voluntary or involuntary proceeding under any bankruptcy, insolvency, reorganization, or similar law, makes an assignment for the benefit of creditors, consents to the appointment of a receiver of its property, becomes insolvent or bankrupt, or if any equivalent event occurs under the laws of jurisdiction where it is incorporated or carries on its business.


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3.       PROMOTION

         3.1 Promotion will be the responsibility of the Distributor, unless otherwise provided. The Distributor will use its best efforts to market Producer's product(s). The Distributor's sales staff will promote the training program(s).

                  a. The Producer may supply Distributor with promotional materials at Producer's discretion.

                  b. The Distributor may represent the Producer's training programs at trade shows and conventions.

4.       FULFILLMENT

         4.1 Distributor will fulfill, invoice and process orders and returns for preview inventory for products listed in Exhibit A.

         4.2 Producer will fulfill and drop ship to Distributors customer all rental/sale orders within a 24-hour business day period from receipt of order. Distributor will invoice customer for orders fulfilled through Producer.

5.       OBLIGATIONS

         5.1      Producer  will  provide  Distributor,  at no  charge,  one (1)
                  preview copy of each Product to be used for in-house evaluation. Producer will provide Distributor with additional preview copies to the used with Distributor customers, at cost with a reasonable markup to cover handling and processing.
                  Distributor may also purchase from Producer a Preview Duplication Master to duplicate VHS preview copies. Leaders guides, workbooks and other ancillary materials will be sold separately at a reasonable price.

         5.2 Distributor will offer previews to Distributor's customers at no charge or at a reasonable price to be determined by Distributor with approval from Producer, which approval will not be unreasonable withheld. Distributor shall be responsible for shipping and invoicing customers for previews.

         5.3 The Product price(s) are included in Exhibit A. Distributor agrees to sell the Product(s) for this published price as listed in Exhibit A. Producer will notify Distributor of exceptions or changes to this pricing policy. Additional product(s) can be added and/or price changed only upon written notice from Producer.

         5.4 Distributor agrees to abide by Producer's rules governing Producer's Price Protection Board. See Exhibit C.


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6.       COMPENSATION

         6.2      Distributor  is  an  independent   sales  agent   representing
                  Producer's Product. Distributor will obtain from customer orders for preview, rental, and licensing (sale) of Product.

         6.3 Distributor will submit Product orders to Producer and Producer will ship the Product directly to customers. Distributor shall send invoices for the Product to the customers. Each invoice shall be for the Product's purchase price plus all applicable sales tax and shipping charges. Distributor shall be responsible for collecting payment from the customer.

         6.4 Producer will invoice Distributor within thirty (30) days of the date when Producer ships the Product to the customer. Producer invoices will be Net Forty-Five (45) days.

         6.5 Distributor shall retain, as commission, a percentage of Product price as listed in Commission Schedule in "Exhibit B".

         6.6 Distributor shall retain a commission on ancillary materials (if any) as listed in "Exhibit B".

7.       RESTRICTION

         7.1 No showing of any Product shall be allowed on broadcast, cable, or closed-circuit television except by written consent of Producer, which consent may be withheld for any reason. In addition. Producer may impose other reasonable restrictions so long as Distributor is given advance written notice thereof.

         7.2 The Distributor acknowledges and understands that certain policies and procedures may be adopted from time to time by Producer, and when adopted, shall become binding upon and enforceable against the Distributor. Further, such policies and procedures may be modified from time to time.

         7.3 During the terms of this Agreement, Producer agrees that the names of the purchasers' submitted by Distributor will not be disclosed to third parties except for purposes of fulfillment of orders and that Producer will not market to purchasers.

         7.4 The Distributor is specifically prohibited from sublicensing the rights granted herein and may not sell to any "resale" buyer. The rights granted herein are limited to lease/purchase to the "end user". Any violation of this provision, or any other provision of this Agreement, will entitle the Producer to terminate this Agreement immediately upon written notification to the distributor, and to exercise the rights or remedies under the common law or under the terms of this Agreement to which it entitled as a result of such a violation.


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8.       TITLE

         8.1 Distributor acknowledges that the title to all Product(s) remains with the Producer and further acknowledges that the Distributor has no right to vest title or any right or liens in favor of itself or any third party. Distributor or Distributor's customers shall not alter the Product(s) without the written consent of Producer.

         8.2 Print materials, such as labels, promotions, etc., created by Distributor shall include Producer's copyright notice including the Universal Copyright Convention mark and "All Rights Reserved".

9.       INDEPENDENT CONTRACTOR

         9.1 Distributor is an independent sales agent being retained as an independent contractor and not as an employee, partner or joint venture of Producer.

         9.2 Producer has no obligation to provide, and shall not provide Distributor or its employees with any health, pension or other fringe benefits pursuant to this Agreement.

         9.3 Producer shall exercise no direction or control over Distributor's employees or over their hours and conditions of employment. Distributor shall not operate out of Producer's premises and shall provide all of the supplies and equipment it uses during the course of promoting and distributing Producer's Product(s). Distributor maintains its own separate financial records and books of account. Distributor has obtained all registrations and/or licenses necessary to engage in its distribution business.

10.      NON SOLICITATION AGREEMENT

Unless otherwise agreed in writing by the parties, for the term of this Agreement, and for a period of twelve (12) months from any expiration or termination of this Agreement, Producer agrees not to employ any employee of Distributor.

11.      INDEMNIFICATION

Producer and Distributor agree to indemnify, reimburse, defend, and hold each other and their subsidiaries, officers and directors harmless from any claim, demand, or judgment made, asserted or obtained against them, including all costs, disbursements and expenses incurred in connection with any claim of libel, slander, unfair competition, or other alleged unethical business behavior due to the activities of Producer or Distributor.

12.      LIMITATION ON LIABILITY

Neither Producer nor the Distributor shall be liable for any act, delay or omission occasioned by an act of God or the public enemy, or by riot, insurrection, strikes, labor disturbances, or any failure or delay by any transportation company or agency for any act, delay, or omission due to their negligence.


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13.      NOTICE

A Notice may be provided by either Party at the address set forth above, which notice shall be deemed sufficient when sent by registered mail, properly addressed, with full postage affixed.

14.      AUDIT

         14.1 Distributor will maintain accounting records conforming to generally accepted accounting practices. Producer has the right to audit all Distributors' records that pertain to activity relevant to this Agreement with a thirty (30) day notice (sixty (60) days during the months of June, July and August) and on Distributor's premise.

         14.2 All inspections or audits of such records by Producer or its representatives shall be conducted at Producer's expense, unless it is established thereby that Producer has been underpaid by more than five (5%) percent, in which event the Distributor shall reimburse Producer for the reasonable cost of such audit or inspection as well as the under payment.

15.      ENTIRE AGREEMENT

This Agreement sets forth the entire understanding between the parties in regard to the subject matter hereof and cannot be modified except by written document signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

16.      CONFIDENTIALITY

Producer and Distributor agree that the business procedures, plans, methods and documents of the Distributor and Producer will be treated as confidential information, except for materials that are published. None of this information may be disclosed to any other person or entity for any reason, either during the term of this Agreement or thereafter unless express written consent is given by the Distributor or Producer. Producer and Distributor agree to keep the specific terms and conditions of this Agreement strictly confidential.

17.      NON ASSIGNMENT

Distributor may not assign or sub-license this Agreement without Producer's prior written consent. This agreement shall be binding upon and inure to the benefit of Producer and its successors and permitted assigns and upon the Distributor, its successors and assigns.


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18.      SITUS

Both Parties acknowledge that this Agreement was accepted by the Distributor in Carlsbad, California, and that this Agreement and all policies and procedures shall be interpreted in accordance with the laws of the State of California, and any dispute in relation thereto shall be in the State of California.



Executed the day and year first above written.



CRM:


         /s/ Lisa Hildreth
         ------------------------
 BY:      LISA HILDRETH
 TITLE:   SALES MANAGER


 ADVANCED KNOWLEDGE

         /s/ Howard Young
         ------------------------
 BY:      HOWARD YOUNG
 TITLE:   PRESIDENT


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                                    EXHIBITS


                           EXHIBIT A - THE PRODUCT(S)

 TITLE                     Sales Price      5d Rental Price      Preview Price
 -----

 It's A Wonderful Life        $795               $225                Free

 Twelve Angry Men             $795               $225                Free

 The Cuban Missile Crisis     $795               $225                Free

 World Class Company          $695               $225                Free

 Own It!                      $425               $195                Free

 Giraffe                      $295               $150                Free


                               EXHIBIT B - COMMISSIONS

Video Sales/Rentals: Fifty percent (50%).
Non-Video Products: Twenty Five percent (25%).

                                 ANCILLARY ITEMS

 There are no ancillary items offered at time of contract.

                              EXHIBIT C - BID BOARD

Advanced Knowledge does offer a bid board, which will protect originating bid, distributor and customer for ninety (90) days. This can be extended on an as needed basis.

                         EXHIBIT D - DISCOUNT SCHEDULES

 Distributor may offer its customers special Quantity Discounts as follows:

         Single Copy                          0% discount
         2-4 Copies                          10% discount
         4-6 Copies                          15% discount
         7-9 Copies                          20% discount
         10-19 Copies                        25% DISCOUNT
         20+ Copies                          Call for Quote

         Education Discount                  15%
         Government Discount                 15%
         Non-Profit Discount                 Call for Quote